Exhibit 99.1

Novellus Investor Relations

Novellus Systems, Inc.

Robin Yim

Phone: (408) 943-9700

NOVELLUS ANNOUNCES OFFERING OF $525 MILLION

SENIOR CONVERTIBLE NOTES DUE 2041

SAN JOSE, Calif., May 4, 2011 – Novellus Systems, Inc. (Nasdaq: NVLS) today announced that it proposes to offer $525 million principal amount of senior convertible notes, subject to market conditions and other factors. The notes would be due in May 2041 and are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes will be redeemable by Novellus under certain circumstances beginning in 2021. The notes will be convertible, subject to certain conditions, into cash up to the principal amount of the notes and into shares of Novellus’ common stock in respect of the remainder, if any, of the conversion obligation in excess of the principal amount of the notes. The conversion rate and other terms will be determined by negotiations between Novellus and the initial purchasers of the notes. Novellus also intends to grant to the initial purchasers of the notes the right to purchase up to an additional $75 million principal amount of notes solely to cover overallotments.

Novellus intends to use up to approximately $400 million of the net proceeds of the proposed offering to repurchase shares of Novellus’ common stock from purchasers of notes in this offering in privately negotiated transactions effected through one of the initial purchasers as Novellus’ agent. Novellus expects the price per share of the common stock repurchased in such transactions to equal the closing price per share of Novellus’ common stock on the date of the pricing of the proposed offering. This activity could increase, or avoid a decrease in, the market price of Novellus’ common stock concurrently with, or shortly after, the pricing of the notes. Novellus may also use a portion of the net proceeds of the proposed offering to repurchase additional shares of Novellus’ common stock from time to time pursuant to Novellus’ share repurchase program, under which Novellus may repurchase up to approximately $940 million of Novellus’ common stock, less amounts repurchased in connection with the proposed offering, as described above. The $940 million share repurchase program includes $340 million remaining from Novellus’ previously authorized share repurchase program and an additional $600 million of newly authorized share repurchases. Novellus expects to use the remainder of the net proceeds of the proposed offering for general corporate purposes, which may include the acquisition of complementary businesses, products or technologies.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

The notes and the shares of common stock issuable upon conversion of the notes, if any, have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “may,” “will,” “would,” “could,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions to identify such forward-looking statements. Forward-looking statements are made and based on information available to us on the date of this press release. Novellus does not assume, and expressly disclaims, any obligation to update this information. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties. Such risks and uncertainties include, but are not limited to, whether or not Novellus will offer the notes or consummate the proposed offering, the anticipated terms of the notes and the proposed offering and the anticipated use of the proceeds of the proposed offering.

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